Exhibit 10.3

EXECUTION VERSION

POWER SUPPLY AGREEMENT

THIS POWER SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of May 3, 2021 by and between EcoChain Block LLC (“Tenant”) and [             ] (“Landlord”). Tenant and Landlord are collectively referred to herein as the “Parties” and each, a “Party”.

WHEREAS, Landlord operates an industrial facility on its property at [          ] (the “Facility”);

WHEREAS, Landlord and Tennessee Valley Authority (“TVA”) are parties to that certain Firm Power and FPI Power Contact dated [          ]and known as Contract No. [            ] (as amended, the “TVA Contract”) pursuant to which, among other things, TVA has agreed to deliver power to Landlord and Landlord has agreed to pay for such power for the Facility;

WHEREAS, the maximum available power under the TVA Contract as of the date hereof is 102.5 kW (the “Current Contract Power Rating”);

WHEREAS, Landlord owns certain high-voltage transformers and related equipment (collectively, the “Transformers”) that permit the receipt and transmission of up to 180 MW of power (the “Transformer Maximum Power Rating”);

WHEREAS, Tenant and Landlord have entered into that certain Ground Lease Agreement dated as of May 3, 2021 pursuant to which, among other things, Tenant is leasing certain land and the improvements thereon (including the existing building (the “Building”)) owned by Landlord (the “Ground Lease (Building)”) and located at the Facility;

WHEREAS, Landlord previously installed all necessary transmission lines and related equipment necessary to provide power to the Building (the “Existing Building Power Transmission Equipment”) and has been delivering such power to the Building;

WHEREAS, on the date of this Agreement, the Building is occupied by the Specified Miners (as defined in the Ground Lease (Building));

WHEREAS, Tenant and Landlord have also entered into that certain Ground Lease Agreement dated as of May 3, 2021 pursuant to which, among other things, Tenant is leasing certain vacant land owned by Landlord (the “Ground Lease (Vacant Parcel)”);

WHEREAS, Landlord has not installed any transmission lines and related equipment necessary to provide any power to the Premises (as defined in the Ground Lease (Vacant Parcel) (the “Vacant Premises”);

WHEREAS, Landlord and Tenant have entered into a Memorandum of Understanding with respect to the supply of power by the TVA to the Entire Parcel and the potential expansion of the Vacant Premises (the “MOU”);

WHEREAS, this Agreement is execution in conjunction with, and are a part of, the transactions contemplated by the Ground Lease (Building) and the Ground Lease (Vacant Parcel); and

WHEREAS, the Parties are entering into this Agreement for the purpose of setting forth their agreement and understanding relating to the supply of power by Landlord to the Building and the Vacant Premises.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.         As of the Commencement Date (as defined in the Ground Lease (Building)), Landlord agrees to provide up to 14.1 MW (the “Building Base Load”) of power to the Building on a unit contingent basis. Tenant acknowledges and agrees that the Building Base Load is the maximum power that Landlord can supply to the Building as of the Commencement Date, inclusive of the power supplied to the Specified Miners that are located in the Building.

2.         As of the Commencement Date (as defined in the Ground Lease (Vacant Parcel)), Landlord agrees to provide up to an additional 10 MW (the “Other Base Load”) of power to the Building (which would require modifications to the Building as it exists on the Commencement Date), any other building or improvements on the Premises (as defined in the Ground Lease (Building) and/or any building or other improvements to be constructed by Tenant on the Vacant Premises (collectively, the “Other Base Load Locations”). Notwithstanding the foregoing, Landlord shall only supply the Other Base Load if Tenant pays or reimburses Landlords for any upgrades or additional equipment necessary to provide such power to the Other Base Load Locations (provided, that Landlord shall not agree to make any such upgrades or acquire such additional equipment except as mutually agreed between Landlord and Tenant). The Other Base Load is inclusive of the power supplied to the Specified Miners that are not located in the Building.

3.         Landlord shall perform all actions requested to submeter the 13.2 kV line associated with the Building and the Other Base Load Locations. Landlord shall pay all of such costs to equip and install such submeter associated with the Building Base Load. Tenant shall pay all such costs to equip and install such submeter associated with the Other Base Load.

4.         Notwithstanding Section 2 above, at any time after the twelve (12) month anniversary of the Commencement Date, Landlord may provide written notice (the “Other Base Load Termination Notice”) to Tenant of its intention to cancel the supply of the Other Base Load (such intended cancellation, the “Other Base Load Supply Termination”); provided, however, that Landlord may only provide the Other Base Load Termination Notice upon the further satisfaction of the following conditions as of such date: (a) Landlord has elected to operate the third furnace (commonly referred to as furnace number 6) (the “Third Furnace”) and (b) the maximum available power under the TVA Contract is not at least 24.1 MW more than the Current Contract Power Rating. Subject to the last sentence of this paragraph, the Other Base Load Supply Termination may occur at any time after the six (6) month anniversary of the Other Base Load Termination Notice. The Other Base Load Termination Notice shall include the proposed date of the Other Base Load Supply Termination in accordance with the preceding sentence. The Other Base Load Supply Termination shall only occur if (i) the Third Furnace is turned on and operating as of such date and (ii) the maximum available power under the TVA Contract as of such date is not at least 24.1 MW more than the Current Contract Power Rating.

If (x) the Other Base Load Supply Termination occurs pursuant to this Section 4 and (y) the consummation of the transactions contemplated by an Expansion Transaction (as defined in the MOU) has not occurred as of such date, then Landlord will reimburse to Tenant all of the costs and expenses incurred by Tenant in connection with the construction of Other Base Load Locations, as evidenced by proper documentation.

5.         If Tenant enters into a power contract with TVA, then Landlord agrees to provide up to the difference between the Transformer Maximum Power Rating and the Current Contract Power Rating (such difference, the “Incremental Amount”) to the Building and/or Other Base Load Locations so long as (i) Tenant installs all transmission lines and related equipment necessary to supply power from the Transformers to the Other Base Load Locations and (ii) Tenant pays or reimburses Landlord for any upgrades to the Transformers necessary to supply the Incremental Amount.

6.         Tenant shall reimburse Landlord for all direct costs paid by Landlord to TVA for power supplied by Landlord pursuant to Sections 1 and 2 of this Agreement. On the Commencement Date (as defined in the Ground Lease (Building)), Tenant shall deposit with Landlord an amount determined by Tenant that is equal to the estimate of the total power charges to the Building and the Other Base Load Locations for the month in which such Commencement Date occurs. On the 20th day of each month, Landlord shall invoice Tenant an amount equal to the estimate of the total power charges to the Building and the Other Base Load Locations for the subsequent month (and taking into account any deposits previously made and not applied against actual charges) and Tenant shall make a deposit in the amount of such preliminary invoice at least five (5) days prior to the end of each month (each, a “Deposit”) if and only if Landlord has (a) submitted a copy of the invoice issued by TVA indicating the amount of power charges and related fees and other items (including any applicable taxes) assessed by the TVA for the Entire Parcel (as defined in the Ground Lease (Building)) (the “Entire Parcel Power Charges”) for the prior month, (b) Landlord has represented and warranted that such Entire Parcel Power Charges have been paid in full, and (c) Landlord has confirmed the amount on deposit with the TVA as performance assurance. If Tenant does not make the Deposit if and as required pursuant to the preceding sentence, Landlord shall have the right to temporarily disconnect power to Tenant until such Deposit is made. Each month, Landlord shall provide an invoice showing a credit of such Deposit against the actual charges for such month. If the Deposit is greater than the actual charges, such Deposit shall be retained by Landlord and applied against power consumed in subsequent months. If the Deposit is less than the actual charges, Tenant shall reimburse such difference on or prior to the last business day of the applicable month. In addition to the power rate, Tenant shall pay, if applicable, the [           ] sales usage tax and all other taxes that Landlord is required to pay in connection with the usage of power.

7.         Tenant acknowledges and agrees that the supply of the Building Base Load and the Other Base Load may be affected by power outage from time to time as permitted under the TVA Contract and that Landlord shall have no liability for any down time and/or damages arising as a consequence of such unavailability.

8.         Tenant may, upon thirty (30) days prior notice to Landlord, elect to terminate the supply of the Building Base Load and/or the Other Base Load, in which case Landlord’s obligations under this Agreement other than under Section 5 shall terminate in full.

9.         Each Party hereby represents and warrants to the other Party that such Party has full power and authority to enter into this Agreement.

10.       This Agreement constitutes the entire agreement among the Parties and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.       This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

12.       This Agreement and any claim, controversy or dispute arising out of or related to this Agreement or the interpretation and enforcement of the rights and duties of the parties, whether arising in law or equity, whether in contract, tort, under statute or otherwise, shall be governed by and construed in accordance with the domestic laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

13.       All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given at the times set forth in the Ground Lease (Building).

14.       No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

15.       Each Party hereby acknowledges and agrees that irreparable damage would occur if any of the provisions of this Agreement are not performed in accordance with their specific terms and in the event of breach of this Agreement by a Party, the non-breaching Party would not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the non-breaching Party may be entitled, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

16.       If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

17.       This Agreement may be executed in one or more counterparts (including by means of electronic mail or facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures or other electronic delivery.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Power Supply Agreement on the date first written above.

LANDLORD:

[ ]

By:
Name:
Title:

TENANT:

ECOCHAIN BLOCK LLC

By: EcoChain Inc., its managing member

By:
Name: Michael Toporek
Title: President